Exhibit 99.1
NEWS

SOLUTIA LOGO
FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760

Customers: Colin Ashton (Brussels) +32 (0) 2714 3209
Media: Melissa Hammonds  (St. Louis) 314-674-5555
Media – U.K.: Simon Howarth (Wales) 01978 222344
Investors: Susannah Livingston (St. Louis) 314-674-8914

Flexsys® to Exit Operations at Ruabon, Wales Industrial Facility

 Flexsys Manufacturing at Ruabon to Cease by the End of 2008;
Decision Part of Flexsys Portfolio Optimization Strategy

ST. LOUIS and RUABON, Wales – May 21, 2008 – Solutia Inc. (NYSE: SOA) today announced that its Flexsys® subsidiary intends to cease manufacturing at its facility in Ruabon, Wales, by the end of 2008, with complete site exit by the end of 2011.

“This action is part of our strategy to strengthen the profitable, market-leading positions that Flexsys holds across most of its portfolio, while taking steps to limit our exposure in smaller product lines where Flexsys is no longer cost competitive,” said Jim Voss, president of Flexsys and senior vice president of Solutia Inc.

Voss added, “Our Ruabon site makes three product lines for which the market is over-supplied due to emerging competition from Far Eastern producers.  Despite the significant steps our Ruabon management and employees have taken to improve the position of the site, it is unfortunately no longer cost competitive on a global scale.  We will work to ensure the employees impacted by this change are treated the right way, and that our customers have a smooth transition to a new supply arrangement.”

Once Flexsys ceases its manufacturing operations at Ruabon, it will no longer participate in the market for the three product lines currently manufactured at that site: Santogard® PVI pre-vulcanization inhibitors; Perkacit® DPG, which is used as a secondary accelerator in the rubber vulcanization process; and Flectol® TMQ and Flectol® HPG, which protect against oxidative aging.

Flexsys products play an essential role in the manufacturing of tires and other rubber products, such as belts, hoses, seals, and footwear.  Flexsys is a global business with offices, manufacturing facilities and technology centers around the world.  Flexsys has annual sales of over $650 million, about two-thirds of which take place outside the United States.
# # #
Note to Editor: Santogard, Perkacit and Flectol are registered trademarks of Solutia Inc. and/or its subsidiaries.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Solutia Inc.
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations.  More information is available at www.solutia.com.

Source: Solutia Inc.
St. Louis and Ruabon, Wales
5/21/08